                                                                               .
                                                                               .
                                                                               .
                                                                      EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 ($'s in 000's)

                                                                YEARS ENDED DECEMBER 31
                                                   2007       2006       2005       2004       2003
                                                 --------   --------   --------   --------   --------
FIXED CHARGES:

    Interest charges (per I/S)                   $ 23,353   $ 16,353   $ 14,370   $ 14,764   $ 14,036

    Less: net amortization of debt discount
         and premium and issuance expenses            460        456        686        580        580
                                                 --------   --------   --------   --------   --------

    Adjusted interest charges                      22,893     15,897     13,684     14,184     13,456

    Add: Net amortization of debt discount and
        premium and issuance expense                  460        456        686        580        580

    Interest portion of rental charges                686        552        542        555        556

                                                 --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                              $ 24,039   $ 16,905   $ 14,912   $ 15,319   $ 14,592
                                                 ========   ========   ========   ========   ========

EARNINGS:

    Pre-tax earnings                             $235,164   $201,893   $167,219   $133,846   $100,402

    Interest charges                               22,893     15,897     13,684     14,184     13,456

    Net amortization of debt discount and
        premium and issuance expense                  460        456        686        580        580
     Interest portion of rental charges
                                                      686        552        542        555        556

                                                 --------   --------   --------   --------   --------
TOTAL EARNINGS                                   $259,203   $218,798   $182,131   $149,165   $114,994
                                                 ========   ========   ========   ========   ========

RATIO OF EARNINGS TO FIXED CHARGES                   10.8       12.9       12.2        9.7        7.9

Note: Currently amortization of debt discount and premium and issuance expenses are recorded and included within the interest expense line item. The above analysis starts with interest expense per the income statement and then subtracts the amortization figure in order to get to a "true" interest expense amount.